Exhibit 99.1

FOR IMMEDIATE RELEASE

CarGurus Appoints Matthew Mandel as Chief Financial Officer

Finance and operations leader brings deep marketplace and software experience, scaling consumer and B2B brands

BOSTON, Sept. 3, 2026 – CarGurus (Nasdaq: CARG), the No. 1 most visited automotive shopping site in the U.S.1, today announced it has appointed Matthew Mandel as Chief Financial Officer (CFO), effective Oct. 19, 2026. Reporting to CarGurus Chief Executive Officer (CEO) Jason Trevisan, Mandel will lead financial strategy and operations; corporate development; and leadership operations as the company focuses on accelerating product innovation to deepen its role as a trusted partner for dealers and expert guide for shoppers. He succeeds Trevisan, who has served as interim principal financial and principal accounting officer since March 2025.

“Matt has a unique combination of strategic, operational, financial, and people leadership strengths that are well matched to our priorities as we grow our leading marketplace into a multi-product platform,” said Trevisan, CarGurus CEO. “His impact at both large-scale and hypergrowth organizations translates directly to our focus on expanding dealer software and data intelligence offerings and developing a trusted, AI-led consumer shopping experience. Matt’s role sits at the center of that strategy and our disciplined approach to capital, earnings power, and stockholder value.”

Mandel brings deep experience scaling teams with a focus on driving enterprise value through customer-centric products and technology. He joins CarGurus from Fleetio, a leading fleet maintenance and optimization software platform, where he was CFO and Chief Operating Officer (COO) since November 2023. Before Fleetio, he was COO and then Co-CEO at Cometeer, a beverage technology company, where his responsibilities included overseeing finance, strategy, and operations. Before Cometeer, Mandel held senior roles at Wayfair, including as head of the company’s North American Transportation and Home Delivery business, and prior to that was an investment professional at Advent International and Bain Capital.

“CarGurus’ market leadership and strong business model, exciting product roadmap, and talented team drew me to this role,” said Mandel. “It’s especially compelling to support the company’s evolution as it invests in platform growth across the dealer workflow and consumer journey.”

Mandel has an M.B.A. from Harvard Business School and a Bachelor of Arts from Duke University.

About CarGurus, Inc.

CarGurus (Nasdaq: CARG) is the leading multinational automotive platform helping consumers and dealers confidently buy and sell vehicles. Founded in 2006 with a mission to bring more trust and transparency to car shopping, CarGurus is the No. 1 visited automotive shopping site in the U.S.1 with the largest selection of inventory and network of dealers.2 CarGurus’ unmatched selection, trusted automotive insights, and data-driven products and solutions support each shopper’s journey — from online research and shopping to in-dealership decisions — to empower them at every step. And, by translating data from billions of monthly site interactions, CarGurus provides dealers a personalized, predictive intelligence platform with software solutions that helps them run their businesses more efficiently and profitably at all stages of inventory acquisition and pricing, marketing, and conversion to sale.

CarGurus operates online marketplaces in the U.S., U.K., and Canada. The company’s network of brands includes PistonHeads, the largest online motoring community in the U.K.3, and Autolist, a U.S.- based online marketplace.

To learn more about CarGurus, visit www.cargurus.com.

1Similarweb: Traffic and Engagement Report (Cars.com, Autotrader.com, TrueCar.com, CARFAX.com

Listings (defined as CARFAX.com Total Visits minus Vehicle History Reports)), Q2 2026, U.S.

2Compared to Autotrader.com, Cars.com, TrueCar.com, and CARFAX (Joreca as of June 30, 2026)

3Similarweb: Traffic Insights, Q2 2026, U.K.

CarGurus® and Autolist® are each a registered trademark of CarGurus, Inc., and PistonHeads® is a registered trademark of CarGurus Ireland Limited in the U.K. and the European Union. All other product names, trademarks, and registered trademarks are property of their respective owners.

© 2026 CarGurus, Inc., All Rights Reserved.

Media Contact:

Maggie Meluzio

Director, Public Relations & External Communications

pr@cargurus.com

Investor Contact:

Kirndeep Singh

Vice President, Head of Investor Relations

investors@cargurus.com